FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS FIRST QUARTER RESULTS

NAPLES, FL. April 27, 2010 – TIB Financial Corp. (NASDAQ: TIBB), parent company of TIB Bank and Naples Capital Advisors, leading financial services providers serving the greater Naples, Bonita Springs, Fort Myers and Cape Coral areas, South Miami-Dade County, the Florida Keys and Sarasota County, today reported its financial results for the first quarter of 2010.  The net loss for the quarter was $5.1 million compared to $3.5 million for the first quarter of 2009. The increased loss is primarily due to no tax benefit recorded in the current period as a result of the Company’s deferred income tax assets being fully reserved.

“The net loss before the effect of income taxes for the first quarter of 2010 indicates a 9% improvement over the pre-tax operating results from the prior year first quarter. Importantly, as of March 31, 2010, our subsidiary bank, TIB Bank, remained adequately capitalized for regulatory purposes with shareholder’s equity of approximately $83 million. As previously announced, we have been meeting with potential investors and with the recent announcement of our stock offering terms with Patriot Financial Partners, L.P. we are moving forward to raise additional capital during the second quarter,” said Thomas J. Longe, Chief Executive Officer and President.

Significant first quarter highlights are outlined below.

•
Non-performing loans declined from $72.8 million at December 31, 2009 to $55.7 million at March 31, 2010. Approximately $22.0 million of this decline resulted from the transfer of some of these loans to other real estate owned.

•
Our credit risk exposure in the construction and development loan portfolio declined significantly as this portfolio segment declined 49% from $142.2 million as of March 31, 2009 to $72.2 million at March 31, 2010.  This loan segment now represents approximately 6% of our outstanding loans, down from approximately 12% a year ago.

•
Our indirect auto loan portfolio declined $24.5 million, or 49%, during the quarter to $25.6 million, or 2% of total loans due primarily to the sale of approximately $20.1 million in loans at a price in excess of par. Considering the related impact on the allowance for loan losses, we estimate that the transaction resulted in a small net positive impact on the income statement for the quarter.

•
The net interest margin increased 18 basis points to 2.94% during the quarter in comparison to 2.76% in the fourth quarter of 2009 due primarily to the $314,000 increase in net interest income. This increase is largely attributable to a 28 basis point decrease in the cost of interest bearing liabilities as we have been successful in repricing or replacing higher priced deposits with lower cost funding and generating an increase in our core deposit base during the quarter. We continue to maintain a higher level of short-term investments in light of the continuing economic uncertainty, which has a negative impact on the margin.

•	Brokered deposits declined $29.8 million during the first quarter to $18.4 million, from $48.2 million at December 31, 2009. Brokered deposits have declined $136.3 million since December 2008.

•
Our special asset workout group was able to work with borrowers to return $764,000 in nonperforming loans to performing status, achieve the pay off or pay down of approximately $2.9 million in nonaccrual loans, foreclose or negotiate deeds in lieu of foreclosure for approximately $22.0 million of nonaccrual loans and sell approximately $1.7 million of other real estate owned during the quarter.

•
We continue to focus on relationship-based lending and generated approximately $9 million of new commercial loans and originated $25 million of residential mortgages as well as approximately $5 million in consumer and indirect loans to prime borrowers during the quarter.

•
Naples Capital Advisors and TIB Bank’s trust department continued to establish new investment management and trust relationships, increasing the market value of assets under management by $65 million or 66% from March 31, 2009 and by $18 million, or 12% during the quarter to $164 million as of March 31, 2010.

“Our successes at risk reduction are evident in the reduction of construction and vacant land and indirect auto loans outstanding, two segments of the portfolio in which we have incurred significant charge-offs. Operationally, our indirect loan department accomplished a strategic goal by selling approximately $20.1 million of indirect auto loans at a price in excess of par. As always, we continue to monitor our loan portfolio closely, work diligently to resolve our nonperforming assets and restructure customer obligations as prudent,” said Longe.

“We are encouraged by the increase in our net interest margin, the decline in non-performing loans, relative stability of non-performing assets as a whole and the progress we have made during the quarter on resolving nonperforming loans and converting loans to other real estate owned. Additionally, we believe we are continuing to see signs of improvement in our local real estate markets as increases in unit volume sales of residential real estate in our markets continue along with interest in commercial real estate from knowledgeable, fundamentals-driven investors,” added Longe.

The net loss before dividends and discount accretion on preferred stock for the three months ended March 31, 2010 of $5.1 million was primarily due to the provision for loan losses of $4.9 million and compared to net losses of $45.1 million for the fourth quarter of 2009 and $3.5 million for the first quarter of 2009. The first quarter 2010 provision for loan losses reflects net charge offs of $6.2 million and a reduction in the reserve due to the $69.6 million decline in loans during the quarter. The net loss allocated to common shareholders was $5.7 million, or $0.38 per share, for the current quarter, compared to a net loss of $3.08 per share for the fourth quarter of 2009 and $0.28 for the comparable 2009 quarter. In comparison, the 2010 first quarter net loss was higher than the 2009 first quarter loss due to the income tax benefit recorded during the prior year period.

TIB Financial reported total assets of $1.69 billion as of March 31, 2010, a decrease of 1% from December 31, 2009. Total loans declined to $1.13 billion compared to $1.20 billion at December 31, 2009 as a $25.2 million, or 26%, decline in construction and land loans, a $24.5 million, or 49%, decline in indirect auto loans and a $17.5 million, or 3%, decline in commercial real estate loans led the decline of our loan portfolio. Total deposits of $1.37 billion as of March 31, 2010 remained relatively unchanged from December 31, 2009.

Credit Quality
Total nonaccrual loans decreased by $17.1 million during the quarter to $55.7 million. Excluding indirect auto and consumer loans, approximately $14.1 million of loans were placed on nonaccrual during the first quarter. Offsetting this increase were $3.7 million of net loan principal paid down and/or returned to accrual, $4.9 million of loans charged-off and $22.0 million of loans foreclosed and transferred to other real estate owned.

The first quarter results include a provision for loan losses of $4.9 million. Total net charge-offs were $6.2 million and include $1.6 million of charge-downs on loans classified as impaired, as of March 31, 2010, based upon updated net realizable values and estimates of anticipated recovery. Due primarily to the sale of indirect auto loans and charge-downs on loans classified as impaired as discussed above, the reserve for loan losses decreased 4% to $27.8 million and amounted to 2.47% of loans at March 31, 2010.

Detailed Financial Discussion
The higher net loss, before the preferred dividend, for the first quarter of 2010 compared to the net loss for the first quarter of 2009 was due to the tax benefit recorded during 2009 and higher non-interest expenses, primarily relating to almost $900,000 in increased costs associated with the workout of problem loans. During the current quarter, no income tax benefit was recorded as an incremental valuation allowance was recorded offsetting the increase in deferred tax assets attributed to the net operating loss for the quarter. Partially offsetting this impact was higher interest income and non-interest income. TIB Financial’s results of operations include the operations of nine former branches of Riverside Bank of the Gulf Coast subsequent to their assumption on February 13, 2009.

Our provision for loan losses of $4.9 million reflects net charge-offs of $6.2 million. As of March 31, 2010, non-performing loans were $55.7 million or 4.94% of loans, a decrease from the $72.8 million and 6.08% of loans as of December 31, 2009. As of March 31, 2010, the balance of nonaccrual loans reflects cumulative charge downs of $14.0 million.

The allowance for loan losses decreased 4% to $27.8 million, or 2.47%, of total loans and represented 50% of non-performing loans, an increase from 40% at December 31, 2009. The decrease in the allowance was largely due to the overall decline in the outstanding balance of our loan portfolio during the quarter and the sale of indirect auto loans discussed above. Net charge-offs during the quarter decreased to 2.13% of average loans on an annualized basis compared to 6.40% for the prior quarter.

The tax equivalent net interest margin of 2.94% for the three months ended March 31, 2010 increased 18 basis points in comparison with the 2.76% net interest margin reported during the fourth quarter of 2009.  The increase is primarily due to repricing or replacement of deposits which resulted in a 34 basis point decrease in the overall cost of our interest bearing deposits as older, higher cost CDs matured. However, this was partially offset by the continued maintenance of higher levels of liquid investment securities and cash equivalents and change in asset mix resulting in lower volumes of higher yielding loans. The average interest cost of interest bearing deposits declined to 1.67% in the first quarter of 2010 from 2.01% and 2.76% in the fourth and first quarters of 2009, respectively.

Excluding net gains (losses) on investment securities, non-interest income was $1.8 million in the first quarter of 2010 even with the comparable prior year quarter. Higher fees from the origination and sale of residential mortgages in the secondary market and investment advisory fees were offset by a $346,000 loss recorded upon the sale of indirect auto loans related to the premiums paid to auto dealers upon origination of the loans sold. As discussed above, including the related impact on the allowance for loan losses, we estimate the indirect auto loan sale transaction resulted in a net positive impact of approximately $275,000 on the income statement during the first quarter of 2010. Net gains from the sale of investment securities were $1.6 million in the first quarter compared to $596,000 in the prior year first quarter.

During the first quarter of 2010, non-interest expense increased $1.7 million, or 12%, to $15.0 million compared to $13.4 million for the first quarter of 2009. Non-interest expense includes $1.6 million attributed to the operations of the assumed former Riverside and includes $254,000 of amortization of intangible assets. This compares to $904,000 of non-interest expense attributable to the assumed former Riverside operations from the February 13, 2009 date of acquisition through March 31, 2009. Excluding the effect of the former Riverside operations, salaries and employee benefits costs declined by $703,000, or approximately 10%, due largely to severance costs incurred in the 2009 first quarter and FDIC insurance costs increased $183,000 due to higher deposit insurance premium rates. The higher level of other expense is primarily attributable to an increase of $900,000 in OREO and other workout related expenses.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a financial services company with approximately $1.7 billion in total assets and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral and Venice. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $164 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and Naples Capital Advisors, Inc., visit www.tibbank.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chief Executive Officer and President at (239) 659-5857, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
Interest and dividend income	$18,287	$19,120	$20,327	$20,858	$20,822
Interest expense	6,793	7,943	8,564	9,164	10,065
NET INTEREST INCOME	11,494	11,177	11,763	11,694	10,757

Provision for loan losses	4,925	16,428	14,756	5,763	5,309

NON-INTEREST INCOME:
Service charges on deposit accounts	915	1,009	988	1,202	966
Fees on mortgage loans sold	283	370	340	318	115
Investment securities gain (loss), net	1,642	2,477	1,127	95	596
Investment advisory and trust fees	307	297	279	228	193
Gain on bank owned life insurance policy	-	-	1,186	-	-
Other income	267	647	679	489	509
Total non-interest income	3,414	4,800	4,599	2,332	2,379

NON-INTEREST EXPENSE:
Salaries & employee benefits	6,836	6,858	7,288	7,068	7,380
Net occupancy expense	2,284	2,487	2,365	2,438	2,152
Goodwill impairment charge	-	5,887	-	-	-
Other expense	5,914	5,391	5,541	6,652	3,835
Total non-interest expense	15,034	20,623	15,194	16,158	13,367

Loss before income taxes	(5,051)	(21,074)	(13,588)	(7,895)	(5,540)
Income tax expense (benefit)	-	24,032	(5,491)	(3,008)	(2,082)
NET LOSS	$(5,051)	$(45,106)	$(8,097)	$(4,887)	$(3,458)
Dividends earned by preferred shareholders and discount accretion	660	654	650	650	708
Net loss allocated to common shareholders	$(5,711)	$(45,760)	$(8,747)	$(5,537)	$(4,166)

NET LOSS PER COMMON SHARE:	$(0.38)	$(3.08)	$(0.59)	$(0.37)	$(0.28)

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	For the Quarter Ended
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
Real estate mortgage loans:
Commercial	$662,875	$680,409	$683,828	$683,763	$666,780
Residential	234,608	236,945	240,485	222,260	213,037
Farmland	13,798	13,866	13,346	13,497	13,438
Construction and vacant land	72,215	97,424	114,613	139,425	142,175
Commercial and agricultural loans	70,660	69,246	71,789	67,214	65,723
Indirect auto loans	25,634	50,137	55,805	63,243	71,868
Home equity loans	37,226	37,947	38,056	38,100	34,325
Other consumer loans	9,592	10,190	10,305	10,854	11,245
Total loans	$1,126,608	$1,196,164	$1,228,227	$1,238,356	$1,218,591

Gross loans	$1,127,616	$1,197,516	$1,229,631	$1,239,711	$1,220,073

Net loan charge-offs	$6,179	$19,461	$8,086	$5,805	$3,604
Allowance for loan losses	$27,829	$29,083	$32,115	$25,446	$25,488
Allowance for loan losses/total loans	2.47%	2.43%	2.61%	2.05%	2.09%
Allowance for loan losses excluding specific reserves	$19,523	$20,043	$17,014	$16,962	$17,541
Allowance for loan losses excluding specific reserves/non-impaired loans	1.92%	1.91%	1.53%	1.49%	1.55%
Non-performing loans	$55,697	$72,833	$66,235	$61,809	$45,647
Allowance for loan losses/non-performing loans	50%	40%	48%	41%	56%
Non performing loans/gross loans	4.94%	6.08%	5.39%	4.99%	3.74%
Annualized net charge-offs/average loans	2.13%	6.40%	2.58%	1.89%	1.19%

Total interest-earning assets	$1,571,804	$1,604,710	$1,593,287	$1,681,065	$1,731,271
Other real estate owned	$41,078	$21,352	$19,582	$7,142	$5,032
Other repossessed assets	$280	$326	$473	$431	$407
Goodwill and intangibles, net of accumulated amortization	$6,899	$7,289	$13,417	$13,806	$14,225

Interest-bearing deposits:
NOW accounts	$197,058	$195,960	$177,955	$180,952	$174,524
Money market	192,127	214,531	208,919	217,534	204,974
Savings deposits	78,649	122,292	129,021	127,502	114,806
Time deposits	700,816	664,780	643,702	686,594	759,061
Non-interest bearing deposits	200,340	171,821	174,027	182,236	183,095
Total deposits	$1,368,990	$1,369,384	$1,333,624	$1,394,818	$1,436,460

Tax equivalent net interest margin	2.94%	2.76%	2.86%	2.78%	2.65%
Non-interest expense/tax equivalent net interest income and non-interest income	100.49%	128.64%	92.56%	114.87%	101.47%

Average common shares outstanding	14,839,113	14,834,706	14,828,133	14,815,798	14,801,339
End of quarter shares outstanding	14,887,922	14,887,922	14,888,083	14,895,143	14,895,143
Total equity	$50,786	$55,518	$104,302	$111,968	$117,852
Book value per common share	$1.05	$1.42	$4.75	$5.28	$5.69
Tangible book value per common share	$0.59	$0.93	$3.85	$4.35	$4.73
Tier 1 capital to average assets - TIB Bank	4.7%	4.8%	5.6%	6.5%	6.8%
Tier 1 capital to risk weighted assets - TIB Bank	6.9%	6.8%	7.8%	8.8%	8.9%
Total capital to risk weighted assets - TIB Bank	8.1%	8.1%	9.1%	10.0%	10.2%

Total assets	$1,690,657	$1,705,407	$1,717,622	$1,797,081	$1,836,526

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended March 31, 2010			Quarter Ended March 31, 2009
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,178,851	$16,018	5.51%	$1,223,542	$17,840	5.91%
Investments	283,694	2,244	3.21%	287,829	2,913	4.10%
Money Market Mutual Funds	-	-	-	84,409	103	0.49%
Interest bearing deposits	120,197	74	0.25%	38,393	20	0.21%
Federal Home Loan Bank stock	10,447	3	0.12%	11,728	(19)	-0.67%
Fed funds sold and securities purchased under agreements to resell	13	-	0.00%	7,564	3	0.16%
Total interest earning assets	1,593,202	18,339	4.67%	1,653,465	20,860	5.12%
Non-interest earning assets	107,086			116,199
Total assets	$1,700,288			$1,769,664

Interest bearing liabilities:
NOW	$210,514	$192	0.37%	$167,889	$329	0.79%
Money market	203,291	529	1.06%	155,485	661	1.72%
Savings	87,211	153	0.71%	91,984	408	1.80%
Time	689,850	4,028	2.37%	746,393	6,501	3.53%
Total interest-bearing deposits	1,190,866	4,902	1.67%	1,161,751	7,899	2.76%
Short-term borrowings and FHLB advances	194,095	1,237	2.58%	252,160	1,430	2.30%
Long-term borrowings	63,000	654	4.21%	63,000	736	4.74%
Total interest bearing liabilities	1,447,961	6,793	1.90%	1,476,911	10,065	2.76%

Non-interest bearing deposits	185,156			155,839
Other liabilities	11,565			15,597
Shareholders’ equity	55,606			121,317
Total liabilities and shareholders’ equity	$1,700,288			$1,769,664

Net interest income and spread		$11,546	2.77%		$10,795	2.36%

Net interest margin			2.94%			2.65%

_______ * Presented on a fully tax equivalent basis

 TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

Impaired loans are as follows:

	March 31, 2010	December 31, 2009
Loans with no allocated allowance for loan losses	$38,972	$60,629
Loans with allocated allowance for loan losses	73,164	87,823
Total	$112,136	$148,452

Amount of the allowance for loan losses allocated	$8,306	$9,040

Nonaccrual loans are as follows:

	As of March 31, 2010		As of December 31, 2009
Loan/Collateral Type	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance
Residential	39	$10,290	44	$10,738
Commercial 1-4 family investment	10	5,443	19	8,733
Commercial and agricultural	5	2,770	7	2,454
Commercial real estate	25	17,585	29	24,392
Land development	18	19,063	13	25,295
Government guaranteed loans	1	137	2	143
Indirect auto, auto and consumer loans	42	409	97	1,078
Total		$55,697		$72,833

Nonaccrual Loan Activity (Other Than Indirect Auto and Consumer)

Nonaccrual loans at December 31, 2009	$71,755
Returned to accrual	(764)
Net principal paid down on nonaccrual loans	(2,932)
Charge-downs	(4,893)
Loans foreclosed	(21,975)
Loans placed on nonaccrual	14,097
Nonaccrual loans at March 31, 2010	$55,288

An expanded analysis of the more significant loans classified as nonaccrual during the first quarter of 2010 and remaining classified as of March 31, 2010, is as follows:

Significant Nonaccrual Loans (Other Than Indirect Auto and Consumer)
(Dollars in thousands)
Collateral Description	Original Loan Amount	Original Loan to Value (Based on Original Appraisal)	Current Loan Amount	Specific Allocation of Reserve in Allowance for Loan Losses at March 31, 2010	Amount Charged Against Allowance for Loan Losses During the Quarter Ended March 31, 2010	Impact on the Provision for Loan Losses During the Quarter Ended March 31, 2010 (1)
Arising in First Quarter 2010
Commercial lots in SW Florida	$3,840	54%	$3,749	$713	$-	$713
Commercial lots in SW Florida	1,450	76%	1,383	49	-	49
Commercial 1-4 family residential	1,288	75%	1,228	-	-	-
Commercial real estate SW Florida	1,700	65%	1,153	266	-	266
Waterfront residential 1-4 family home	1,050	32%	1,023	-	-	-
Office Building SW Florida	895	82%	815	23	-	23
Residential 1-4 family home	743	71%	734	89	-	89
Numerous smaller balance primarily 1-4 family residential and commercial real estate loans			4,012	262	377	322

		Total	$14,097	$1,402	$377	$1,462

Nonaccrual Prior to First Quarter 2010 Remaining on Nonaccrual at March 31, 2010

Commercial 1-4 family residential	$1,640	75%	$1,337	$102	$20	$(10)
Commercial real estate, business assets and accounts receivable	3,392	80%	3,357	2,438	-	1,000
Mixed use – developer	3,602	80%	2,300	17	-	17
Commercial real estate	1,720	78%	1,676	20	34	54
Vacant land – residential development	10,000	61%	5,198	188	414	-
Two restaurants SW Florida	5,099	57-70%	4,914	1,312	-	595
Two office buildings – developer	4,807	75%	2,222	176	63	63
Vacant land – residential development	4,750	42%	4,795	-	-	-
Office Building	1,118	66%	1,116	12	-	(8)
Numerous smaller balance primarily 1-4 family residential and commercial real estate loans			14,276	953	659	509
			$41,191	$5,218	$1,190	$2,220
		Total	$55,288	$6,620	$1,567	$3,682

(1)	Impact on the provision for loan losses during the quarter represents the increase (decrease) in specific reserves.

TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

OREO Activity

OREO as of December 31, 2009	$21,352
Real estate acquired	21,975
Write-down of value	(637)
Property sold	(1,741)
Other	129
OREO as of March 31, 2010	$41,078

OREO Analysis as of March 31, 2010
Property Description	Original Loan Amount	Original LTV	Carrying Value at March 31, 2010
Seven developed commercial lots	$13,500	50%	$9,422
Luxury boutique hotel in Southwest Florida	9,775	88%	6,755
Bayfront land in the Florida Keys	5,622	54%	5,592
Vacant land in Southwest Florida	5,826	60%	5,014
Five 1-4 family residential condominiums (new construction)	7,066	72%	4,134
Luxury 1-4 family residence in Southwest Florida	2,493	67%	2,494
Commercial 1-4 family residential Southwest Florida	2,138	74%	1,739
Five commercial 1-4 family residential loans Southwest Florida	1,933	73-80%	907
Commercial real estate (4 loans)			2,868
Other land (4 lots – 3 loans)			1,245
Other 1-4 family residential (3 loans)			908
		Total	$41,078